Exhibit 1.1.1

THE UNCOMMON VALUES TRUST

2005 SERIES

REFERENCE TRUST INDENTURE

Dated as of July 19, 2005

This Trust Indenture between Citigroup Global Markets Inc., as Sponsor, and The Bank of New York, as Trustee (the “Indenture”) sets forth certain provisions in full and incorporates other provisions by reference to the document entitled “Equity Focus Trusts, Standard Terms and Conditions of Trust for Series formed on or subsequent to July 19, 2005” (the “Standard Terms and Conditions of Trust”) and such provisions as are set forth in full herein and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.

WITNESSETH THAT:

In consideration of the premises and of the mutual agreements herein contained, the Sponsor and the Trustee agree as follows:

Part I

STANDARD TERMS AND CONDITIONS OF TRUST

Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

Part II

SPECIAL TERMS AND CONDITIONS OF TRUST

The following special terms and conditions are hereby agreed to:

(a)	The Securities (including Contract Securities) deposited hereunder are those listed in the Prospectus under Portfolio relating to The Uncommon Values Trust, 2005 Series.

(b)	SECTION 2.02 is hereby amended by adding the following sentence as the second sentence of SECTION 2.02:

“Effective as of the 9:30 a.m. Evaluation Time on July 19, 2005, in the event that the aggregate value of Securities in the Trust has increased since the evaluation at the time the Sponsor entered into the contracts to purchase the Securities prior to the opening of business on July 19, 2005, the Trustee shall issue such number of additional Units to the Holder of outstanding Units as of the opening of business on July 19, 2005, that the price per Unit computed as of the 9:30 a.m. Evaluation Time on July 19, 2005, plus the maximum applicable sales charge shall equal approximately $1 per Unit (based on the number of Units outstanding as of said 9:30 a.m. Evaluation Time, including the additional Units issued pursuant to this sentence); in the event that the aggregate value of Securities in the Trust Fund has decreased since the evaluation prior to the opening of business on July 19, 2005, there will be a reverse split of the outstanding Units, and said Holder will surrender to the Trustee for cancellation such number of Units, that the price per Unit computed as of the 9:30 a.m. Evaluation Time on July 19, 2005, plus the maximum applicable sales charge shall equal approximately $1 per Unit (based on the number of Units outstanding as of said 9:30 a.m. Evaluation Time, reflecting cancellation of Units pursuant to this sentence).”

(c)	SECTION 3.07 is hereby amended to replace the second paragraph with the following:

“Within a reasonable period of time after the end of June in each year (normally within 20 to 60 days), the Trustee shall furnish to each person who at any time during the preceding period from July 1 through June 30 (a “Trust Year”) was a Holder of record a statement:

(a)	as to the Income Account:

(1)	the amount of income received on the Securities or the sale pursuant to Section 3.08 of any rights to purchase securities;

(2)	the deductions for applicable taxes and fees and expenses of the Trustee and the Sponsor and of counsel pursuant to Section 3.10, and accrued organizational expenses and Deferred Sales Charge, if any;

(3)	the balance remaining after such deductions expressed both as a total dollar amount and as a dollar amount per Unit outstanding on the last Business Day of such Trust Year;

(4)	the amounts received for purchases of Contract Securities, if any;

(b)	as to the Capital Account:

(1)	the net proceeds received (excluding any portion thereof credited to the Income Account) from the sale or liquidation of any of the Securities or any sale pursuant to Section 3.08;

(2)	the deductions for payment of applicable taxes and fees and expenses of the Trustee and the Sponsor and of counsel pursuant to Section 3.10, and accrued organizational expenses and Deferred Sales Charge, if any;

(3)	the balance remaining after such deductions expressed both as a total dollar amount and as a dollar amount per Unit outstanding on the last Business Day of such Trust Year; and

(c)	the following information:

(1)	a list of the Securities disposed of or acquired during such Trust Year, and a list of the Securities as of the last Business Day of the Trust Year showing which Securities, if any, constitute Restricted Securities;

(2)	the number of Units outstanding on the last Business Day of the Trust Year;

(3)	the Unit Value based on the last Trust Fund Evaluation made during the Trust Year; and

(4)	the amounts actually distributed to Holders during the Trust Year from the Income and Capital Accounts, separately stated, expressed both as total dollar amounts and as dollar amounts per Unit outstanding on the Record Days for such distributions and the status of such distributions for federal income tax purposes.”

(d)	For purposes of SECTION 7.03, the amount per year as compensation for the Sponsor is hereby specified as the amount set forth under Summary of Essential Information in the Prospectus as Sponsor’s Annual Fee.

(e)	For purposes of SECTION 8.05, the amount per year specified as compensation for the Trustee is hereby specified as the amount set forth under Summary of Essential Information in the Prospectus as Trustee’s Annual Fee.

(f)	Article TEN shall be amended to add a new SECTION 10.09 as follows:

“SECTION 10.9. NASDAQ Ticker Listing. The Sponsor is authorized to obtain from The NASDAQ Stock Market, Inc. (“NASDAQ”) Mutual Fund Quotation Service (“MFQS”) a unit investment trust ticker symbol for the Trust Fund and to contract with NASDAQ for the dissemination of the Trust Fund Evaluation computed by the Trustee pursuant to Section 5.01 through the MFQS, provided, however, that no such contract shall affect the Trustee’s duties or liabilities without its prior consent. When and as directed by the Sponsor, the Trustee shall cause the Trust Fund Evaluation to be communicated to MFQS for such purpose. The Sponsor and Trustee shall be reimbursed from the Trust Fund for any cost or expense incurred in connection with the obtaining of the ticker symbol and the communication to MFQS and its dissemination of the Trust Fund Evaluation. Neither the Sponsor nor the Trustee shall be liable for any error, omission or other action of NASDAQ in connection with the dissemination of the Trust Fund Evaluation, and the Sponsor and the Trustee shall be indemnified by the Trust Fund and held harmless against any loss, liability, claim or expense resulting from any error, omission or other action of NASDAQ. In no event shall the Trustee be liable to any person for special, indirect, or consequential damages of any kind whatsoever resulting from or in connection with the dissemination of the Trust Fund Evaluation through MFQS whether or not the Trustee has been advised as to the possibility of such damages and regardless of the form of action in which any such claim for damages may be made.”

(g)	Notwithstanding any provision of SECTIONS 4.01 and 5.01 to the contrary, on July 19, 2005, only, in addition to the evaluation of the Trust Fund made as of the 4:00 p.m. Evaluation Time on such day, the Trustee (i) shall furnish to the Sponsor an evaluation at the time the Sponsor entered into the contracts to purchase the Securities prior to the opening of business, (ii) shall furnish to the Sponsor an evaluation of each issue of the Securities as of 9:30 a.m. in the manner provided in SECTION 4.01, and (iii) shall also furnish to the Sponsor as of 9:30 a.m. an evaluation of the Trust Fund in the manner provided in SECTION 5.01.

This Indenture shall be deemed effective when executed and delivered by the Sponsor and the Trustee.

IN WITNESS WHEREOF, the parties hereto have caused this Trust Indenture to be duly executed as of the date first written above.

CITIGROUP GLOBAL MARKETS INC. Sponsor

By:	/s/ KEVIN E. KOPCZYNSKI
Director

THE BANK OF NEW YORK Trustee

By:	/s/ THOMAS PORRAZZO
Vice President

(SEAL)

ATTEST:

/s/ RUDOLF E. REITMANN
Rudolf E. Reitmann
Notary Public State of New York
No. 01RE5086077
Qualified in Queens County
Commission Expires Oct. 6th, 05